Exhibit 99.1
Contact:
Cecelia C. Heer
Par Pharmaceutical Companies, Inc.
(201) 802-4000
PATRICK G. LEPORE ELECTED TO BOARD OF DIRECTORS
OF PAR PHARMACEUTICAL COMPANIES, INC.
Spring Valley, NY, May 22, 2006 — Par Pharmaceutical Companies, Inc. (NYSE:PRX) today announced that Patrick G. LePore has been elected to its board of directors, effective May 18, 2006. Mr. LePore possesses nearly thirty years experience in the pharmaceutical and healthcare industries.
“We are delighted to welcome Patrick to our board of directors,” said Mark Auerbach, executive chairman of the board. “Pat has a demonstrated record of success in leading, directing and growing businesses in both the public and private sectors. We especially look forward to the guidance he can provide to Par’s emerging branded pharmaceutical business.”
Mr. LePore began his career with Hoffmann La Roche where he held a variety of sales, marketing and brand management positions from 1977 to 1984. He later pioneered the growth and evolution of Boron LePore & Associates from its start as a private company into one of the first publicly-traded medical communications organizations. In 2002, Mr. LePore presided over the sale of the company to Cardinal Health.
Mr. LePore earned his bachelor’s degree at Villanova University and his MBA at Fairleigh Dickinson University. He also serves on the boards of Douglas Labs, Esprit Pharmaceutical, Montclair State University and the Junior Achievement Foundation.
Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets. In 2005, Par received approval for and introduced Megace ES, its first branded pharmaceutical product, and expects to launch a second in 2006. Par’s Generic Products Division is committed to providing high-quality pharmaceuticals that are affordable and accessible to patients. Par manufactures, markets or licenses more than 110 generic drugs. For press release and other company information, visit www.parpharm.com.
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